Exhibit 99.2

11/5/2008

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, THIRD QUARTER

NOVEMBER 5, 2008 @ 11:00 AM EST

John:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss third quarter results. Joining me today is Stephen Lebovitz, President and Katie Reinsmidt, Director of Corporate Communications and Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share are based upon a fully diluted converted share.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

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John:

Thank you, Katie.

Two of our primary objectives given the continued challenges at this time in the capital markets and economy are creating liquidity and maintaining our earnings growth. We are focused on achieving these goals through a number of methods and we would like to take a few minutes to walk everyone through them. I’ll begin by discussing our debt maturities and capital sources, Stephen will discuss operations and development a little later in the call and then hand it back to me for the financial review.

In September we announced the completion of $288.1 million of new financings to refinance mortgages expiring in 2008 secured by Hanes Mall, Rivergate Mall, Village at Rivergate, Hickory Hollow Mall, and Courtyard at Hickory Hollow. We used a portion of the proceeds from the financings to pay off the existing $84.6 million loan secured by Meridian Mall in Okemos, MI, completely addressing all of our 2008 maturities.

We also entered into a commitment with Wells Fargo Bank for a new term loan of up to $82.9 million secured by Meridian Mall. We expect to initially close on $40.0 million within 30 days. As we bring in additional participants to this loan it will increase the loan up to $82.9 million.

In 2009, excluding loans with extension options, we have approximately $309 million of mortgages coming due. All of these loans are property-specific and non-recourse to the company. All of the mortgages are held by life insurance companies, except for a $53.0 million CMBS loan that matures in December. Based on the existing loan amount and a conservative estimate of valuations, the current average loan-to-values of these mortgages are under 50%. The quality of the properties is good with a long history of sound and stable NOI. We are already in the process of discussing these loans with life insurance companies, pension funds and other capital sources and believe that we will be able to successfully refinance these loans with estimated excess financing proceeds of $10-$50 million.

We have one term loan on a recently opened development project, Milford Marketplace, which comes due in 2009. We will refinance or pay off this $18.8 million loan. All of our other construction loans have extension options available that extend the maturity dates to 2010 or beyond. We have enhanced the disclosure in the supplemental to include this extension information.

As to our lines of credit, we have total capacity of $1.19 billion including two principal facilities that are led by Wells Fargo. The $525 million secured facility has an expiration date of 2009. We have exercised the extension option on this for a maturity date of 2010 and are in discussion for extensions beyond that. The $560 million unsecured facility has an expiration date of August 2009, with two additional one-year extension options for an outside maturity date of August 2011. We are not only in compliance, but have ample room within all of our debt covenants. Our debt to gross asset value at September 30,

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2008 was 55%, well under the required maximum of 65%. We have included a list of our major covenants in the supplemental, which demonstrates our sufficient coverage. We have also stress tested our covenants to assume changes in the cap rate assumption and, at a 100 bps increase, we maintain adequate room within our covenants. At September 30th, we had approximately $114 million of remaining capacity on our lines and cash of approximately $50.0 million.

We have a number of other potential sources of capital including asset dispositions. Year-to-date we have completed the sale of approximately $52 million of community centers and office buildings. We are in discussions on a couple of others and would hope to have announcements to make by year end. We are also exploring joint venture opportunities although it is much too early to discuss specifics.

DIVIDEND:

Finally, we announced yesterday that the Board had made the decision to reduce the quarterly dividend rate to $0.37 per share from $0.545 per share. While the current dividend was sufficiently covered by cash flow, we believe that the reduction was a prudent decision based on the continued volatility in the financial markets. The market has clearly indicated that liquidity is more valuable today than maintaining a high dividend. This reduction will generate approximately $80.0 million in additional free cash flow on an annual basis, providing us with even more flexibility. Based on yesterday’s stock price, we offer our investors a current annual dividend yield of 14.9%, which we still view as highly attractive and is well covered by cash flows.

Now I will turn the call over to Stephen.

Stephen:

Thank you, John.

As John mentioned we are focused on maintaining our NOI and earnings despite weakness in the general economy. In late 2007 we saw signs of weakness in retail sales and began reducing our capital spending to offset the anticipated rent loss. We have focused on reducing operating costs at the properties and have been successful in lowering expenses and taking advantage of economies of scale. Given that the majority of our portfolio is on fixed CAM, the benefits of these reductions fall directly to the bottom line. We have also taken measures to control overhead expense at all levels of the company including compensation adjustments. We anticipate G&A to be around $45.0 million for 2008.

On the capital expenditures side, we are focused on reducing three areas: renovations, tenant allowances and deferred maintenance. The vast majority of our properties have been renovated within the last ten years, contributing to our decision to delay any future renovations. This year, we have wrapped up two renovations that began in 2007. We anticipate 2008 capital expenditures of $90 million for the full year, which is a reduction

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of more than $50 million from 2007. In 2009 we anticipate spending approximately $75.0 million for capital expenditures.

On the development front, we have four major projects under construction today that are scheduled to open in 2009. We have construction loans committed and have funded the equity on these projects, requiring no additional capital. While the leasing environment is certainly more difficult, we are making steady progress and anticipate healthy openings in 2009. We have taken measures to limit exposure on these projects by phasing the small shop portion or converting a portion of the small shops to junior anchor space. While the initial yields have compressed, as the second and third phases on these projects open the yields will improve since all of the land and fixed costs are included in the first phase returns.

As we look forward on the development front, we have decided to hold on major new projects in predevelopment until we can see a more favorable environment. We will still maintain a pipeline of new opportunities, but until we feel that the leasing environment has improved we will take a more conservative approach to development. We previously commenced site work on an associated center adjacent to our very successful Imperial Valley Mall in El Centro, CA. We have recently decided to delay construction of the project due to the economic environment and have eliminated this project from the listing in the supplemental.

We opened our first project in Brazil last month, Plaza Macaé. The project opened 92% leased and committed and has been generating very strong traffic and sales with initial yields in the mid-teens. We are pleased with the results of this first project, but will be judicious in committing additional capital to Brazil in this environment.

LEASING:

The leasing environment continues to be challenging, but we were pleased to sign over 1.9 million square feet of new and renewal leases this quarter at strong spreads. Our leasing activity in the quarter included approximately 525,000 square feet of development leases and 1.4 million square feet of leases in our operating portfolio. The 1.4 million square feet in our operating portfolio was comprised of 294,000 square feet of new leases and 1.1 million square feet of renewal leases. To date we have completed approximately 50% of our 2009 renewals.

For stabilized mall leasing year-to-date on a same space basis, we achieved an average increase of 10.6% over the prior gross rent per square foot.

Portfolio occupancy, excluding the centers acquired in 2007, was flat year over year at 92.4%. Stabilized mall occupancy, excluding centers acquired in 2007, declined 90 basis points to 92.3%.

BANKRUPTCY UPDATE:

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Retailers are no doubt feeling the pressure of reduced traffic and sales. Fortunately, the majority of our retailers continue to operate with strong balance sheet and cash positions. We are realistic and believe that we will continue to see some bankruptcy and store closure activity through 2009.

While the Steve & Barry’s reorganization is ongoing, we have additional information to share since last quarter’s call. We originally started with 21 Steve & Barry’s locations comprising 813,000 square feet and $7.3 million in gross annual rents. Three leases have been rejected and there are four additional stores currently running going out of business sales. These seven stores comprise $1.9 million of rents and 192,000 square feet. We are in the process of backfilling the available spaces and are already working on a couple of letters of intent.

Linens N’ Things recently announced its liquidation. We have nine remaining Linens N’ Things representing 280,000 square feet and $3.4 million of gross annual rents. At this time, all the remaining stores are open and operational. We anticipate those stores closing in the fourth quarter and have solid backfill prospects for several of the locations.

Circuit City issued a store closure list this week. We have eight stores comprising 256,000 square feet and $1.9 million in gross annual rent. We have two stores on the closure list, one store is owned and the other is ground leased, comprising 61,000 square feet and $182,000 in gross annual rents.

RETAIL SALES:

Same-store sales declined 3.0% to $339 per square foot for reporting tenants 10,000 square feet or less in stabilized malls for the rolling twelve months ended September 30. Overall North Carolina showed relative strength and the border markets continued to do well. The Midwest and South were mixed, with some markets holding up better than others.

There is no doubt that these are challenging times, but we are confident in our organization, our properties and our strategy. We believe that we have the quality relationships with retailers in place to move forward effectively. We have taken steps to control G&A and variable costs. We believe we have ample liquidity and will continue to be disciplined with capital allocation, weighing each opportunity with the cost and the risk. We feel that this is the right approach to dealing with the challenges that everyone is facing in the markets today.

Now I will turn the call back over to John for our financial review.

John:

Thank you, Stephen.

FINANCIAL REVIEW:

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This quarter we achieved a 7.8% increase in FFO per share to $0.82, compared with $0.76 per share in the prior year period. During the third quarter we recorded a non-cash loss on the impairment of marketable securities of $5.8 million related to the further decline in market value of equity securities the Company holds. These securities were written down from $21.3 million to the September 30th value of $15.5 million. This write-down was partially offset by fee income of $8.0 million received from affiliates of Centro related to the Galileo transaction in 2005.

FFO per share in the quarter included lease termination fees and outparcel sales of $0.09 per share, or $0.06 higher in the third quarter 2008 than the prior year period, this was offset by an increase in the income tax provision of $0.05 as well as a penny decline in net below market lease amortization. FFO was positively impacted by properties acquired in the prior year and lower interest expense on floating rate debt during the quarter.

Same-center NOI declined 1.6% for the quarter and declined 1.0% for the nine months ended September 30, 2008 compared with the prior year. Same center NOI continues to experience pressure from the ongoing bankruptcies and store closures.

•	Our cost recovery ratio for the quarter ended September 30, 2008, was 97% compared with 105% in the prior-year period.
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G&A represented approximately 3.4% of total revenues in the third quarter ended September 30, 2008 compared with 3.3% of revenues for the quarter ended September 30, 2007. An increase in state taxes contributed to the rise in G&A during the quarter.

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Our debt-to-total market capitalization ratio was 71.2% as of the end of September compared with 54.3% as of the end of the prior year period. The increase in our debt-to-market cap is primarily a result of the decline in our stock price.

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Variable rate debt was 17.9% of the total market capitalization as of the end of September versus 10.9% as of the end of the prior-year period. Variable rate debt represented 25.2% of CBL’s share of consolidated and unconsolidated debt compared with 20.1% in the prior year period.

•	Our EBITDA to interest coverage ratio for the quarter ended September 30, 2008, was 2.39 times compared with 2.27 times for the prior year period.

GUIDANCE UPDATE:

We are maintaining our FFO guidance for 2008 at the lower end of $3.46 to $3.56 per share. The guidance assumes NOI growth of (1.0%) to (2.0%), which is revised from our original projection of 0.0% to 2.0%. The guidance also assumes outparcel sales of $0.12 to $0.16 per share and does not include any unannounced acquisitions or dispositions.

CONCLUSION:

Last quarter we spoke to you about the importance of maintaining strong relationships and the recent events in the marketplace have continued to reinforce this importance. We have spent a great deal of time fostering strong and positive relationships and believe that

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this will be an important differentiator as we move forward in this difficult environment. We are taking proper steps to ensure the long-term strength of CBL, including the dividend reduction, even more cautious approach to our pipeline of new development and focus on improving results in our core portfolio. Management continues to own more than 20% of the Company and we are committed to maximizing long-term value.

We appreciate your joining us today and would now be happy to answer any questions you may have.